AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of April 10, 1997 by and between U.S. PHYSICIANS, Inc. (the "Company"), a Pennsylvania corporation, and Lewis S. Sharps, M.D., F.A.C.S. (the "Employee").


                        W I T N E S S E T H    T H A T :

     The Company desires to employ the Employee and the Employee desires to enter into the employ of the Company in such capacity and on the terms and conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, agree as follows:

     1. Employment and Term. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, upon the terms and conditions contained in this Agreement, for an initial period commencing on March 21, 1996 and continuing until March 21, 1999. This Agreement shall automatically renew for additional renewal terms of one year, unless terminated by either party, by written notice, at least sixty (60) days prior to the end of the initial term or any renewal term. The Employee hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that it is a valid agreement binding upon him according to its terms, and that its execution and performance by him does not violate the terms of any existing agreement or understanding to which the Employee is a party. In addition, the Employee represents and warrants that he knows of no reason why he is not physically capable of performing his obligations under this Agreement in accordance with its terms.

     2. Position and Duties. During the Term, the Company agrees to employ the Employee to serve as Chief of Medical Operations. The Employee will have such duties as are commensurate with such position, as may be assigned to him from time to time by the Company's Board of Directors (the "Board") or the Company's Chief Executive Officer. During the Term, the Employee shall devote substantial business time (a minimum of 80 hours per month), attention, skill and efforts to the business and affairs of the Company and its subsidiaries and affiliates. The term "affiliates" includes any entity for which the Company is providing management services pursuant to a management agreement.

     3. Compensation. For all services rendered by the Employee in any capacity required hereunder during the Term, including, without limitation, services as an employee, officer, director, or member of any committee of the Company, or any subsidiary, affiliate or division thereof, the Employee shall be compensated as follows:

        a. Base Salary. The Company shall pay the Employee a fixed salary of $75,000 per annum; provided, however, that the obligation to pay salary hereunder shall not commence until March 24, 1997 ("Base Salary"). Base Salary for the portion of the term hereof beginning on March 24, 1997 shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.

        b. Stock Options. The Company shall grant the Employee options ("Options") to purchase shares of the Company's common stock, par value $.01 per share (the "Stock"), according to the following terms and conditions:

           The Company shall grant as of April 10, 1997, Options to purchase 281,899 shares of Stock, at a per share price of $3.15 per share, which represents the fair market value of the Stock on such date. These Options shall be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to the extent possible under applicable law. To the extent that such Options do not qualify as "incentive stock options," they shall be considered to be "non-qualified stock options." Such options shall be granted under and subject in all respects to the terms of the U.S. PHYSICIANS, Inc. 1995 Stock Option Plan (the "Stock Option Plan") and the Grant Letter executed by the Company and delivered to Employee (the "Grant Letter"), and shall provide that the shares subject to such option shall become exercisable in accordance with the vesting schedule attached hereto as Exhibit "A," and except in the event of any earlier termination of employment as described in the Option Plan or the Grant Letter, or as otherwise provided in this Agreement, the option shall remain exercisable until ten years from the date of grant.

        c. No Additional Benefits. To the maximum extent permitted by law, the Employee shall receive no additional employee benefits from the Company.

     4. Business Expenses. The Company shall pay or reimburse the Employee for all reasonably necessary and usual business expenses incurred by the Employee in connection with the performance of his duties and obligations under this Agreement, subject to the Employee's presentation of appropriate vouchers in accordance with such procedures as the Company may from time to time establish, consistent with the need to preserve any deductions to which the Company may be entitled for federal income tax purposes.

     5. Termination of Employment.

        a. Termination for Cause. Company may discharge Employee at any time for "Cause," which shall include any of the following: any act of fraud, misappropriation, self dealing or personal dishonesty; willful misconduct; indictment of a crime that constitutes a felony; material violation of any Company policy; or material breach of any provision of this Agreement. In addition, subject to applicable law, Company may discharge Employee for "Cause" in the event Employee becomes physically or mentally disabled and is therefore unable to substantially carry out his duties for a period of 120 days or more in any twelve month period. In the event of a discharge for "Cause," Employee shall be ineligible for any additional salary, severance or other payments or benefits under this Agreement, and any Option granted to Employee that is not then exercisable shall terminate.

        b. Other Termination. If Employee's employment is terminated for any reason other than death or for Cause (as defined in subparagraph 5(a)), then the Company agrees to continue Employee's then current base salary for a period of three months or until such time as Employee commences other full-time employment, whichever occurs earlier.

     6. Other Duties of Employee During and After Term.

        a. Confidential Information. The Employee recognizes and acknowledges that all information pertaining to the affairs, business, clients, or customers of the Company or any of its subsidiaries or affiliates (any or all of such entities being hereinafter referred to as the "Business"), as such information may exist from time to time, other than information that the Company has previously made publicly available or which is in the public domain, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of the Employee's duties under this Agreement. The Employee shall not divulge to any person, firm, association, corporation, or governmental agency, any information concerning the affairs, business, clients or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the Business, whether made by the Employee or otherwise coming into his possession, are confidential information and are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Employee agrees, on termination of his employment or on demand of the Company, to deliver the same to the Company.

        b. Non-compete. Through the Term of this Agreement, and for a period of one year thereafter (the "Restricted Period"), the Employee shall not in the Restricted Area (as defined below), without express prior written approval of the Company's Board, directly or indirectly, own or hold any proprietary interest in, or be employed by or receive remuneration from, a Competitor (as defined below). The Employee also agrees that, during the Restricted Period, he will not solicit for the account of any Competitor, any customer or client of the Business, or, in the event of the Employee's termination of employment, any entity or individual that was such a customer or client preceding the Employee's termination of employment. The Employee also agrees, during the Restricted Period, not to interfere with the relationship between the Business and its employees by soliciting their employment for any entity other than the Business or otherwise.

           For purposes of the preceding paragraph, (i) the term "proprietary interest" means legal or equitable ownership, whether through stockholdings or otherwise, of any equity interest in a business, firm or entity; (ii) the term "Competitor" means any person or entity which is engaged in, or during the Restricted Period becomes engaged in any of the following activities: (A) the business of (x) managing the medical practices of physicians, or (y) providing managed medical care for patients requiring treatment by physicians with medical specialties of a type managed by the Company, or (B) any other business engaged in by the Business; and (iii) the term "Restricted Area" means an area within fifty miles of any city in which the Business engages in any of the activities listed in the definition of Competitor above or has plans to conduct such activities (which plans are publicly announced, are communicated to Employee or which otherwise became known to Employee).

        c. Remedies. The Company's obligation to make payments, deliver shares of Stock subject to Options (except to the extent then exercisable) or provide for any benefits under this Agreement shall cease upon a violation of the preceding provisions of this section. Employee acknowledges that the Company may be severely and irreparably damaged in the event Employee violates the provisions of subparagraphs 6(a) or 6(b) above, and that the extent of the damage may be difficult or impossible to determine. Therefore, the Employee agrees that, in addition to the remedies provided above, the Company shall be entitled to equitable relief, including a preliminary as well as a permanent injunction (without the necessity of posting a bond). The Employee's Agreement as set forth in this Paragraph 6 shall (i) continue throughout the duration of the Employee's employment with the Company; and (ii) survive the Employee's termination of this Agreement and/or Employee's employment with the Company, whether or not such termination is voluntary or is the result of termination of Employee by the Company with or without Cause.

        d. Modification of Terms. If any restriction in this Paragraph 6 is adjudicated to exceed the time, geographic, service or other limitations permitted by applicable law in the applicable jurisdiction, the Employee agrees that such a restriction may be modified and narrowed, either by a court or the Company, to the maximum time, geographic, service or other limitations permitted by applicable law so as to preserve and protect the Company's legitimate business interest, without negating or impairing any other restrictions or undertaking set forth in this Agreement.

     7. Withholding Taxes. The Company may directly or indirectly withhold from any payments made under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     8. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "Company" as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

     9. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail or overnight courier service (e.g. Federal Express) as follows:

        a.    To the Company:
              U.S. PHYSICIANS, Inc.
              Attention: Thomas J. Keane
              220 Commerce Drive
              Fort Washington, PA  19034

        b.    To the Employee:
              Lewis S. Sharps, M.D., F.A.C.S.
              254 West Lancaster Avenue
              P.O. Box 968
              Paoli, PA  19301

or to such other address as either party shall have previously specified in writing to the other.

     10. Contents of Agreement; Amendment. This Agreement supersedes all prior agreements between Employee and the Company, including without limitation the Employment Agreement, dated March 21, 1996, between Employee and the Company, and sets forth the entire understanding between the parties with respect to its subject matter and cannot be changed, modified, extended or terminated except upon written amendment executed by the parties.

     11. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors, assignees, heirs, beneficiaries and representatives.

     12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

     13. Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

     14. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has signed this Agreement, all as of the first date above written.


                                        U.S. PHYSICIANS, INC.



                                        By: /s/ Thomas J. Keane
                                            -----------------------------------
                                            Thomas J. Keane, Chairman and Chief
                                            Executive Officer


                                        EMPLOYEE


                                        /s/ Lewis S. Sharps, M.D.
                                        ---------------------------------------
                                        Lewis S. Sharps, M.D., F.A.C.S.

                                   EXHIBIT "A"


VESTING DATE                                    NUMBER OF SHARES VESTED
------------                                    -----------------------

  4/10/97                                              140,949

  4/10/98                                               70,475

  4/10/99                                               70,475